                                                                     Exhibit 2.3

                          PREIT CONTRIBUTION AGREEMENT
                          ----------------------------


         This PREIT CONTRIBUTION AGREEMENT (this "Contribution Agreement") is made as of May 13, 2003, by and between PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust ("PREIT"), and PREIT ASSOCIATES L.P., a Delaware limited partnership ("PREIT Partnership").

                                    RECITALS
                                    --------

         A. PREIT, PREIT Partnership, Crown American Realty Trust, a Maryland real estate investment trust ("Crown"), and Crown American Properties, L.P., a Delaware limited partnership ("Crown Partnership"), entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which, among other things, Crown will merge with and into PREIT (the "Merger"), and PREIT Partnership and Crown Partnership shall consummate certain transactions contemplated in connection with the Merger.

         B. Contemporaneously with the execution and delivery of the Merger Agreement and this Contribution Agreement, Crown and Crown Partnership entered into a distribution agreement (the "Crown Partnership Distribution Agreement").

         C. Pursuant to the Crown Partnership Distribution Agreement, one business day prior to the Merger, Crown Partnership will distribute to Crown, in complete liquidation of all of Crown's partnership interest in Crown Partnership, Crown's Proportionate Interest (as hereinafter defined) in the Crown Partnership Assets (as hereinafter defined), subject to Crown's Proportionate Interest in the Crown Partnership Liabilities (as hereinafter defined).

         D. On the first business day following consummation of the transactions contemplated by the Crown Partnership Distribution Agreement, the Merger will be consummated.

         E. Immediately following the Merger, PREIT (as successor to Crown pursuant to the Merger) will contribute all of its right, title and interest in the Crown Partnership Assets to PREIT Partnership in exchange for (i) a number of units of Class A limited partnership interest of PREIT Partnership ("PREIT Class A Units") corresponding to the number of PREIT common shares issued to the former Crown common shareholders in the Merger, (ii) a number of preferred units of partnership interests in PREIT Partnership ("PREIT Preferred Units") corresponding to the number of PREIT preferred shares issued to the former Crown preferred shareholders in the Merger, the rights, preferences, privileges and voting power of which shall be identical in all material respects to the existing Crown Senior Preferred OP Units, and (iii) the assumption by PREIT Partnership of the obligations of PREIT (as successor to Crown pursuant to the Merger) with respect to the Crown Partnership Liabilities and the obligations of PREIT (as successor to Crown) under the Crown Partnership Distribution Agreement.

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         F. Concurrently with the transactions contemplated by this Contribution
Agreement, pursuant to a contribution agreement between Crown Partnership and PREIT Partnership (the "Crown Partnership Contribution Agreement"), (i) Crown Partnership will contribute all of its remaining right, title and interest in the Crown Partnership Assets, other than an 11% interest in the capital and a 1% interest in the profits of each of Crown American Financing Partnership, L.P., a Delaware limited partnership, and Washington Crown Center Associates, L.P., a Pennsylvania limited partnership (collectively, the "Excluded Interest") to PREIT Partnership, in exchange for (A) units of Class B limited partnership interest of PREIT Partnership ("PREIT Class B Units"); (B) the assumption by PREIT Partnership of all remaining obligations of Crown Partnership with respect to the Crown Partnership Liabilities; and (C) PREIT Partnership's agreement to indemnify and hold harmless Crown Partnership and certain related parties as provided in the Crown Partnership Contribution Agreement, and (ii) Crown Partnership and PREIT Partnership have agreed to an arrangement for the future contribution by Crown Partnership of the Excluded Interest to PREIT Partnership in exchange for additional PREIT Class B Units, subject to a potential cash adjustment.

         G. The parties desire to set forth the terms of the transactions described in Recital E above.

         NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. Definitions.
           -----------

         The terms used herein have the definition specified or referred to in this Contribution Agreement. Unless the context otherwise provides, terms defined in the Merger Agreement, when used herein, shall have the same meanings as set forth in that agreement.

         "Crown Partnership Assets" shall mean all assets, properties, goodwill and rights, wherever located, whether real, personal or mixed, tangible or intangible, of Crown Partnership, including, without limitation, Crown Partnership's interests in the properties identified on Schedule 2.2 included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement as being owned directly by Crown Partnership, Crown Partnership's partnership interests in the Limited Partnerships, Crown Partnership's ownership interests in the General Partners, Crown Partnership's limited liability company interests in the Limited Liability Companies, Crown Partnership's general partnership interest in the Palmer Park Mall Venture, and Crown Partnership's stock in the TRSs.

         "Crown Partnership Liabilities" shall mean all liabilities and obligations of Crown Partnership, including any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, other than the Excluded Liabilities.

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         "Crown's Proportionate Interest" shall mean the percentage of the economic value of Crown Partnership held by Crown as of the Crown Partnership Distribution Closing Date (as defined in the Crown Partnership Distribution Agreement), after giving effect to the 4th Amendment to CFSA and the 8th Amendment to Crown Partnership Agreement, which percentage shall equal a fraction (i) the numerator of which is the aggregate market value (as determined in accordance with the following sentence) of the common and preferred units in Crown Partnership held by Crown immediately prior to the consummation of the transactions contemplated by the Crown Partnership Distribution Agreement, and
(ii) the denominator of which is the aggregate market value (as determined in accordance with the following sentence) of all the outstanding common and preferred units of Crown Partnership immediately prior to the consummation of the transactions contemplated by the Crown Partnership Distribution Agreement. The market value of the common and preferred units of Crown Partnership shall be determined based upon the average trading price of Crown common shares and preferred shares, respectively, over the five trading day period ending on the day immediately prior to the Crown Partnership Distribution Closing Date, and shall take into account, in the case of the Crown Partnership common units, the "Partner Adjustment Factor," as defined in the Crown Partnership Agreement, as amended by the Eighth Amendment thereto.

         "Excluded Liabilities" shall mean (i) liabilities for "Claims" (as defined in the Indemnification Agreement) that are the subject of the Indemnification Agreement (whether or not PREIT or PREIT Partnership actually receives indemnification thereunder) or for which the Indemnification Agreement requires the Indemnifying Parties (as defined therein) to indemnify PREIT or PREIT Partnership; (ii) liabilities owed by Crown Partnership to the limited partners of Crown Partnership in their capacities as such; (iii) liabilities of Crown Partnership for any breach of or failure by Crown Partnership to perform any of its obligations pursuant to the Merger Agreement or any other agreements contemplated thereby; and (iv) liabilities of Crown Partnership which accrue or arise during the period following the Crown Partnership Distribution Closing Date and which relate to such period, including for purposes of this clause (iv) any increased costs of doing business for Crown Partnership from and after the Crown Partnership Distribution Closing Date, whether or not attributable to the transactions contemplated by the Merger Agreement and the other agreements referenced therein.

         "General Partners" shall mean the single purpose entities wholly owned by Crown or Crown Partnership and identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement as the general partners of the Limited Partnerships.

         "Limited Liability Companies" shall mean the limited liability companies identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which Crown Partnership owns all the issued and outstanding limited liability company ownership interests.

         "Limited Partnerships" shall mean the limited partnerships identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which Crown Partnership owns a 99.5% limited partnership interest and a General Partner owns a 0.5% general partnership interest.

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         "Palmer Park Mall Venture" shall mean the Palmer Park Mall Joint
Venture identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which, as of the closing of the transactions under the Crown Partnership Distribution Agreement, Crown Partnership will own a 49.9% general partnership interest and PR Palmer Park Limited Partnership, a Pennsylvania limited partnership and an affiliate of PREIT Partnership, will own a 50.1% general partnership interest.

         "TRSs" shall mean Crown American GC, Inc., a Maryland corporation, and Crown American Services Corporation, a Pennsylvania corporation, in which Crown Partnership owns 100% of the issued and outstanding stock, each of which has elected to be treated as a "taxable REIT subsidiary."

SECTION 2. Contribution; Assumption.
           ------------------------

                  On the PREIT Contribution Closing Date (as hereinafter defined), PREIT shall contribute to PREIT Partnership, and PREIT Partnership shall acquire from PREIT, all of PREIT's right, title and interest in and to the Crown Partnership Assets (which, for avoidance of doubt, the parties acknowledge and agree consists of Crown's Proportionate Interest in the Crown Partnership Assets to be acquired by Crown pursuant to the Crown Partnership Distribution Agreement and subsequently to be acquired by PREIT pursuant to the Merger) and all benefits and advantages to be derived therefrom, and PREIT Partnership shall assume all of the Crown Partnership Liabilities to be assumed by PREIT pursuant to the Merger. PREIT makes no representations or warranties regarding the Crown Partnership Assets or the Crown Partnership Liabilities, and such assets and liabilities are hereby transferred on an "AS IS, WHERE IS" basis, and shall not provide the basis for any claim by PREIT Partnership against PREIT. In addition, on the PREIT Contribution Closing Date, PREIT Partnership shall assume and agree to perform all of PREIT's obligations (as successor to Crown) under the Crown Partnership Distribution Agreement, including without limitation PREIT's obligations with respect to indemnifying Crown Partnership and the other parties named as "Indemnified Parties" therein.

SECTION 3. Consideration.
           -------------

                  On the PREIT Contribution Closing Date, in consideration for the contribution described in Section 2 above, PREIT shall receive from PREIT Partnership (i) a number of PREIT Class A Units equal to the number of PREIT common shares issued to the former Crown common shareholders in the Merger, and
(ii) a number of PREIT Preferred Units equal to the number of PREIT preferred shares issued to the former Crown preferred shareholders in the Merger (such PREIT Class A Units and PREIT Preferred Units, collectively, the "Units").

SECTION 4. Representations and Warranties by PREIT.
           ---------------------------------------

         4.1 PREIT hereby represents and warrants to PREIT Partnership that, except as disclosed in the Merger Agreement or the PREIT Disclosure Letter:

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                  (a) Organization; Authority. PREIT is a Pennsylvania business trust duly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

                  (b) Due Authorization. The execution, delivery and performance of this Contribution Agreement and all other documents and agreements to be executed by PREIT in connection with the transactions contemplated by this Contribution Agreement have been duly and validly authorized by all necessary action of PREIT. This Contribution Agreement constitutes a valid and binding obligation of PREIT, enforceable against PREIT in accordance with its terms.

         4.2 Survival of Representations and Warranties. All representations and warranties made in this Contribution Agreement by PREIT shall survive the execution of this Contribution Agreement and the closing of the transactions contemplated by this Contribution Agreement (the "PREIT Contribution Closing").

SECTION 5. Representations and Warranties by PREIT Partnership.
           ---------------------------------------------------

         5.1 PREIT Partnership hereby represents and warrants to PREIT that, except as disclosed in the Merger Agreement or the PREIT Disclosure Letter:

                  (a) Organization; Authority. PREIT Partnership is a Delaware partnership duly existing and in good standing under the laws of the State of Delaware.

                  (b) Due Authorization. The execution, delivery and performance of this Contribution Agreement and all other documents and agreements to be executed by PREIT Partnership in connection with the transactions contemplated by this Contribution Agreement have been duly and validly authorized by all necessary action of PREIT Partnership. This Contribution Agreement constitutes a valid and binding obligation of PREIT Partnership, enforceable against PREIT Partnership in accordance with its terms.

                  (c) Units. All Units to be issued and delivered pursuant to
Section 3 hereof will be, at the time of issuance and delivery in accordance with the terms of this Contribution Agreement, duly authorized and validly issued by PREIT Partnership.

         5.2 Survival of Representations and Warranties. All representations and warranties made in this Contribution Agreement by PREIT Partnership shall survive the execution of this Contribution Agreement and the PREIT Contribution Closing.

SECTION 6. Closing; Closing Deliveries; Transfer Deliveries.
           ------------------------------------------------

         6.1 Time of Closing. The PREIT Contribution Closing shall take place immediately following the Effective Time of the Merger (the "PREIT Contribution Closing Date") at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C.

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         6.2 Responsibility for Documents and Instruments. PREIT shall obtain or cause to be obtained all documents and instruments required to be delivered by parties other than PREIT or PREIT Partnership in order to consummate the transactions contemplated by this Contribution Agreement. PREIT shall prepare, or cause to be prepared, all documents and instruments necessary to transfer title to the Crown Partnership Assets that are transferred hereby to PREIT Partnership. PREIT Partnership shall prepare, or cause to be prepared, all documents and instruments necessary to issue the Units to PREIT.

         6.3 Representations and Warranties True as of Closing Date. The representations and warranties of each of the parties contained in this Contribution Agreement shall be true at and as of the PREIT Contribution Closing Date in all material respects, with the same effect as though such representations and warranties were made as of such date.

         6.4 Closing Certificates. PREIT and PREIT Partnership shall each have executed and delivered to the other a certificate dated as of the PREIT Contribution Closing Date (the "Closing Certificate") and signed by an authorized officer, as the case may be, certifying that its representations and warranties set forth in this Contribution Agreement remain true and correct in all material respects.

         6.5 Other Closing Documents. In addition to the certificates and other documents referred to in this Section 6 of this Contribution Agreement, the parties shall also execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments necessary or appropriate to effect the transactions contemplated by this Contribution Agreement, which agreements, documents and instruments may include, but shall not be limited to, one or more lease assignments, assignment and assumption agreements, deeds, certificates of title, bills of sale, FIRPTA and other affidavits, or other documents or instruments.

         6.6 Conditions of Closing. In addition to the other matters set forth in this Section 6 of this Contribution Agreement, consummation of the transactions contemplated by this Contribution Agreement shall be conditioned upon the closing of the Merger.

SECTION 7. Transfer Expenses.
           -----------------

         Transfer taxes, if any, as well as the cost of title insurance and other expenses of the transfer shall be paid by PREIT Partnership. PREIT Partnership shall be responsible for all title insurance premiums and title company charges and recording costs payable in connection with this Contribution Agreement or the transaction contemplated hereby. Otherwise, each party shall be responsible for all expenses incurred by it in connection with this Contribution Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of such party's accountants, attorneys and other advisors, except as otherwise provided in the Merger Agreement.

SECTION 8. General Provisions.
           ------------------

         8.1 Notices. All notices, requests, claims, demands and other communications under this Contribution Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice) from such party:

                  (a) if to PREIT or PREIT Partnership, to:

                               Pennsylvania Real Estate Investment Trust
                               200 South Broad Street
                               Philadelphia, PA 19102
                               Attention: Bruce Goldman
                                          General Counsel
                               Fax No.: (215) 546-7311

                      with a copy (which shall not constitute notice) to:

                               Hogan & Hartson L.L.P.
                               555 Thirteenth Street, N.W.
                               Washington, D.C.  20004-1109
                               Attention: J. Warren Gorrell, Jr.
                                          Stuart A. Barr
                               Fax No.: (202) 637-5910

                           and

                               Drinker Biddle & Reath LLP
                               One Logan Square
                               18th & Cherry Streets
                               Philadelphia, PA 19103-6996
                               Attention: Howard A. Blum
                               Fax No.: (215) 988-2757

                  (b) if to Crown or Crown Partnership, to:

                               Crown American Realty Trust
                               Pasquerilla Plaza
                               Johnstown, PA 15901
                               Attention: Ronald J. Hamilton
                               Fax No.: (814) 536-9525
                      with a copy (which shall not constitute notice) to:

                               Spitzer & Feldman
                               405 Park Avenue
                               New York, NY 10022
                               Attention: M. James Spitzer, Jr.
                               Fax No.: (212) 838-7472

                            and

                               Reed Smith LLP
                               435 Sixth Avenue
                               Pittsburgh, PA 15219
                               Attention: David L. DeNinno
                               Fax No.: (412) 288-3218

                            and

                               Sullivan & Cromwell LLP
                               125 Broad Street
                               New York, NY 10004-2498
                               Attention: Joseph C. Shenker
                                          Gary Israel
                               Fax No.: (212) 558-3588

         All notices shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier). Prior to the PREIT Contribution Closing Date, any notice under this Contribution Agreement shall also be given to Crown and Crown Partnership in accordance with the notice provisions in the Merger Agreement.

         8.2 Entire Agreement. This Contribution Agreement and the Merger Agreement, to the extent its terms are incorporated herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to the subject matter hereof.

         8.3 Counterparts. This Contribution Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Contribution Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

         8.4 Governing Law. This Contribution Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws. Nothing contained herein or in any other document contemplated hereunder shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any party of any of their respective obligations hereunder.

         8.5 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Contribution Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the use of masculine pronouns include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         8.6 Amendments, Modifications and Waiver. The parties may amend or modify this Contribution Agreement in any respect, provided that any such amendment or modification shall be in writing signed by each of the parties hereto; provided, that, prior to the Merger, no amendment, modification or waiver shall be made without the express written consent by Crown and Crown Partnership and, following the Merger, no amendment, modification or waiver shall be made without the express written consent of Crown Partnership, which consent shall not be unreasonably withheld or delayed. The waiver by any party of any provision of this Contribution Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

         8.7 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Contribution Agreement shall not affect the other provisions or parts hereof, and this Contribution Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         8.8 Liability of Trustees, etc. No recourse shall be had for any obligation of PREIT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of PREIT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto.

         8.9 Termination. This Contribution Agreement shall terminate and be of no further force and effect automatically upon termination of the Merger Agreement; provided, that nothing contained herein shall limit or affect the rights of the parties to the Merger Agreement in connection with termination thereof.

         8.10 Intended Third Party Beneficiaries. It is expressly acknowledged and agreed that Crown and Crown Partnership are intended third party beneficiaries under this Contribution Agreement.





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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Contribution Agreement, all as of the date first written above.

                           PENNSYLVANIA REAL ESTATE INVESTMENT TRUST


                           By:  Bruce Goldman
                                ------------------------------------------------
                                Name:  Bruce Goldman
                                Title: Executive Vice President
                                       and General Counsel

                           PREIT ASSOCIATES, L.P.
                           By: Pennsylvania Real Estate Investment Trust, as general partner


                           By:  Bruce Goldman
                                ------------------------------------------------
                                Name:  Bruce Goldman
                                Title: Executive Vice President
                                       and General Counsel